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                                                                    EXHIBIT 10.2

                             YEAR 2000 BONUS PROGRAM
                             FOR EXECUTIVE OFFICERS


The Company has a bonus program which covers executive officers of the Company. Bonuses are discretionary and are determined annually by the Compensation Committee of the Company's Board of Directors based on a number of factors, including individual performance, attainment of quarterly earnings per share goals, and actual earnings per share for each fiscal year. Bonuses are paid in cash in the first quarter of the following fiscal year.